EXHIBIT 5.1

John E. Lux, Esq.

Attorney at Law

1629 K Street, Suite 300

Washington, DC 20006

(202) 780-1000

Admitted in Maryland and the District of Columbia

June 17 , 2019

Board of Directors

Sylios Corp

501 1st Avenue North, Suite 901

St. Petersburg, Florida 33701

Ladies and Gentlemen:

I have acted, at your request, as special counsel to Sylios Corp., a Florida corporation, (“Sylios”) for the purpose of rendering an opinion as to the legality of shares of Sylios’s common stock, par value $0.001 per share, (“Shares”) to be offered and distributed by selling shareholders of Sylios pursuant to a registration statement to be filed under the Securities Act of 1933, as amended, by Sylios with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-1, for the purpose of registering the offer and sale of the Shares (“Registration Statement”).

It is my opinion that the 637,500 shares that are currently issued and outstanding are legally issued, fully paid and non-assessable. Further, it is my opinion that the 6,750,000 shares of common stock, comprised of 750,000 shares issuable upon conversion of your Series D Preferred Stock, 1,000,000 issuable upon the exercise of a warrant and 5,000,000 issuable upon conversion of convertible notes, will be legally issued, fully paid and non-assessable.

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Florida, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Sylios and all amendments thereto, the By-Laws of Sylios, selected proceedings of the board of directors of Sylios authorizing the issuance of the Shares, certificates of officers of Sylios and of public officials, and such other documents of Sylios and of public officials as I have deemed necessary and relevant to the matter opined upon herein. Sylios has not identified or appointed a transfer agent at the date of this opinion. I have assumed, with respect to persons other than directors and officers of Sylios, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares currently issued and outstanding that are being offered by the selling shareholders are legally issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Florida corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Florida, as specified herein.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading “Interests of Named Experts and Counsel” in the prospectus contained in the registration statement.

Very truly yours,

John E Lux, Esq.